Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL TRUCK AND ENGINE CORPORATION

INTERNATIONAL TRUCK AND ENGINE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify:

FIRST: That the directors of the Corporation, acting by written consent dated effective February 15, 2008, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing said amendment to be presented to the stockholders of the Corporation for consideration thereby. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that Article First of the Certificate of Incorporation be amended to read in its entirety as follows:

First: The name of the corporation (hereinafter called the Company) is

NAVISTAR, INC.

SECOND: That the sole stockholder of said Corporation, acting by written consent dated effective February 15, 2008, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, has given written consent to said amendment, and said written consent was filed with the minutes of the stockholders of the Corporation.

THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, INTERNATIONAL TRUCK AND ENGINE CORPORATION, has caused this certificate to be signed on the date indicated below.

INTERNATIONAL TRUCK AND ENGINE CORPORATION

By:	/S/ CURT A. KRAMER
Curt A. Kramer
Title:	Corporate Secretary

Date Signed: February 19, 2008

Restated Certificate of Incorporation

of

International Truck and Engine Corporation

(As amended and in effect on February 23, 2000)

(Originally incorporated as International Harvester Company on December 22, 1965)

First: The name of the corporation (hereinafter called the Company) is

International Truck and Engine Corporation

Second: The respective names of the county and of the city within the county in which the registered office of the Company is to be located in the State of Delaware are the County of New Castle and the City of Wilmington. The name of the registered agent of the Company is The Corporate Trust Company. The street and number of said registered office and the address by street and number of said registered agent is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Third: The nature of the business of the Company and the objects or purposes to be transacted, or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

Fourth: The total number of shares of stock which the Company shall have authority to issue is 100,000 shares, with a par value of $1.00 per share, of a class designated “Common Stock.”

I. Common Stock. Subject to the provisions of any applicable law, or of the By-laws of the Company as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock or Preference Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Company. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock or Preference Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock and Preference Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock and Preference Stock of the full amount for which they shall be entitled pursuant to the resolutions providing for the issue of any series of Preferred Stock or Preference Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred stock or Preference Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Company, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

No holder of stock of the Company shall have any pre-emptive right with the respect to stock of the Company.

Fifth: The Company is to have perpetual existence

Sixth: The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatsoever.

Seventh: The directors of the Company shall be elected annually by the stockholders and shall hold office until the next annual meeting of stockholders and until their respective successors are duly elected.

The number of directors of the Company shall be fixed from time to time by, or in the manner provided in, its By-laws and may be increased or decreased as therein provided; but the number thereof shall not be less than one (1).

The Board of Directors shall have power to hold its meetings outside the State of Delaware at such place as from time to time may be designated by the By-laws or by resolution of the Board of Directors. The By-laws may prescribe the number of directors necessary to constitute a quorum.

The capital of the Company may be increased from time to time by resolution of the Board of Directors directing that a portion of the net assets of the Company in excess of the amount theretofore determined to be capital be transferred to capital account. Any and all shares of the Common Stock may be issued by the Company from time to time for such consideration as may be fixed from time to time by the Board of Directors.

Eighth: The Board of Directors shall have power, without stockholder action:

I. To make By-laws for the Company, and to amend, alter or repeal any By-laws; but any By-laws made by the directors may be altered, amended or repealed by the stockholders at any meeting, provided notice of such proposed alteration, amendment or repeal be included in the notice of such meeting.

II. To remove at any time any officer, agent or employee of the Company, provided, however, that such a power of removal may be conferred by the By-laws or by the Board of Directors on any committee or officer.

III. To fix and determine, and to vary the amount of, the working capital of the Company, and to determine the use or investment of any assets of the Company; to set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves; and to declare and authorize payment of such dividends as it shall determine advisable and proper, subject to such restrictions as may be imposed by law.

IV. To authorize the purchase or other acquisition of shares of stock of the Company or any of its bonds, debentures, notes, scrip or other securities or evidences of indebtedness.

V. To determine whether and to what extent, at what times and places, and under what conditions and regulations, the accounts, books and documents of the Company, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account, book or document of the Company, except as conferred by the laws of the state of Delaware or as authorized by resolution adopted by the Board of Directors or by the stockholders of the company entitled to vote in respect thereof.

VI. Except as otherwise provided by law, to determine places within or without the State of Delaware where any or all of the books of the Company shall be kept.

VII. To authorize the sale, lease or other disposition of any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

VIII. To authorize the borrowing of money; the issuance of bonds, notes, debentures and other obligations or evidences of indebtedness of the Company, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Company or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Company, of any property of the Company, real or personal, then owned or thereafter acquired by the Company.

The powers and authorities herein conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and the By-laws of the Company.

The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one (1) or more of the directors of the Company, which to the extent provided and said resolution or resolutions or in the By-laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.

Subject to any limitation in the By-laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Company or its subsidiaries or affiliates in any other capacity and receiving compensation therefore.

To the fullest extent permitted by the General Corporate Law of the State of Delaware as it now exists or may hereafter be amended, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders. Any repeal or modification of this provision by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Ninth: The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preference and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Ninth.